Exhibit 23.1

CONSENT OF ARCHER, CATHRO & ASSOCIATES (1981) LIMITED

We hereby consent to the incorporation by reference of any mineralized material and other analyses performed by us in our capacity as an independent consultant to Silver Bull Resources, Inc. (the “Company”), which are set forth in the Company’s Current Report on Form 8-K dated on or about the date hereof, in the Company’s Registration Statements on Form S-1 (File Nos. 333-214228 and 333-221459) and Form S-8 (File Nos. 333-140588, 333‑171723, 333-180142, 333‑214229, and 333-221460), or in any prospectuses or amendments or supplements thereto.  We also consent to the reference to us under the heading “Experts” in such Registration Statements and any related amendments or prospectuses.

ARCHER, CATHRO & ASSOCIATES (1981) LIMITED

Date: November 1st, 2018	By:	/s/ Matthew Dumala
Name: Matthew Dumala, P.Eng.
Title: Partner and Senior Engineer